AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINJAN HOLDINGS, INC.

Finjan Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

FIRST:  The name of the Corporation is Finjan Holdings, Inc.  The Corporation was incorporated under the name “Converted Organics Inc.”, pursuant to the DGCL, by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 4, 2006.

SECOND:  The Corporation filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on June 3, 2013, to effect the change of the name of the Corporation from “Converted Organics Inc.” to “Finjan Holdings, Inc.”.

THIRD:  This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) was duly approved by the board of directors of the Corporation (the “Board of Directors”) and was duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 242 and 245 of the DGCL.  The number of shares voting in favor of such amendment and restatement equaled or exceeded the vote required.

FOURTH:  The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Name

The name of the Corporation is Finjan Holdings, Inc.

ARTICLE II

Registered Office

  The Corporation’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, in the county of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.  The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE III

Purpose

  The nature of the business to be conducted and promoted by, and the purpose of, the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

A.           Authorized Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of: (i) Eighty Million (80,000,000) shares of Common Stock, par value $0.0001 per share and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share.

B.           Designations and Rights.  The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1.      Common Stock.

a.      Voting Rights.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the Corporation, provided, however, that except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) or pursuant to the DGCL.

b.      Dividends.  Subject to the express terms of the Preferred Stock outstanding from time to time, the holders of Common Stock shall be entitled to receive dividends or distributions (payable in cash, other property or capital stock of the Corporation) when, as and if declared by the Board of Directors from time to time out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis. Any dividends on the Common Stock will not be cumulative.

c.      Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.      Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the rights, preferences, privileges, limitations, designations, title and number of shares of each series of Preferred Stock and each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

ARTICLE V

Board of Directors

A.           Powers of the Board of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

B.           Number of Directors.  The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) directors.  The exact number of directors shall be determined from time to time by resolution adopted by the vote of a majority of the directors in office at the time of adoption of such resolution.

C.           Classified Board.  The directors shall be divided into three classes, Class 1, Class 2 and Class 3, with each class having as equal a number of members as reasonably possible.

D.           Term and Removal.  The initial term of office following the effectiveness of this Article V, Section D of the Class 1, Class 2 and Class 3 directors shall expire at the annual meeting of stockholders in 2016, 2017 and 2015, respectively. Beginning in 2015, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.  In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term.  A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Directors may be removed only for cause by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

E.           Vacancies. Vacancies on the Board of Directors and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by law.

ARTICLE VI

Stockholder Action

A.           Election of Directors.  Elections of Directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

B.           Meetings of Stockholders.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

C.           Written Consent.  Any corporate action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing of the stockholders.

D.           Special Meetings.  Special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or if no Chief Executive Officer shall then be serving, the President of the Corporation or (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

E.           Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

Amendment of Bylaws

A.           Amendment of Bylaws.  In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws.  The Bylaws may be altered, amended, or repealed, or new Bylaws may be adopted, only by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, provided that, if such alteration, amendment, repeal or adoption of new Bylaws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new Bylaws is contained in the notice of such special meeting.

  ARTICLE VIII

Amendment of Certificate of Incorporation

  The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or ARTICLE X of this Certificate of Incorporation.

ARTICLE IX

Indemnification; Limitation on Liability of Directors

A.           Indemnification.

1.           Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise.   The right to indemnification conferred in this ARTICLE IX shall also include the right to have the Corporation pay directly or cause to be paid directly the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.  The right to indemnification conferred in this ARTICLE IX shall be a contract right.   To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of and advancement of expenses to such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreement with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

2.           Indemnification of Employees and Agents.  The Corporation may, by action of the Board of Directors, indemnify the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

3.           Insurance.  The Corporation shall have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE IX and the DGCL.

4.           Non-Exclusivity of Rights; Continuation of Rights.  The rights and authority conferred in this ARTICLE IX shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.  Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

B.           Elimination of Certain Liability of Directors.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

C.           Repeal or Modification.  Any repeal or modification by the stockholders of the Corporation of any of the foregoing provisions of this ARTICLE IX shall be prospective only and shall not adversely affect any right or protection of any director, officer, employee or agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such repeal or modification.

ARTICLE X

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President on July 10, 2014.

FINJAN HOLDINGS, INC. By: /s/ Philip Hartstein Name: Philip Hartstein Its: President